Exhibit 12


UNION PACIFIC RAILROAD COMPANY AND CONSOLIDATED SUBSIDIARY COMPANIES

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              (Amounts In Thousands,  Except Ratios)
                           (Unaudited)


                                                           Six Months
                                                          Ended June 30,
                                                     1997              1996
Earnings:                                            ----              ----

 Income from continuing operations . . . . . .    $404,663           $400,997

 Undistributed equity earnings . . . . . . . .     (18,210)           (22,462)
                                                  --------           --------
   Total . . . . . . . . . . . . . . . . . . .     386,453            378,535
                                                  --------           --------

Income Taxes . . . . . . . . . . . . . . . . .     226,969            183,588
                                                  --------           --------

Fixed Charges:

 Interest expense including amortization
 of debt discount. . . . . . . . . . . . . . .     190,990            194,799

 Portion of rentals representing an interest
 factor. . . . . . . . . . . . . . . . . . . .      72,394             50,578
                                                  --------           --------
   Total Fixed Charges . . . . . . . . . . . .     263,384            245,377
                                                  --------           --------

Earnings available for fixed charges . . . . .    $876,806           $807,500
                                                  ========           ========


Ratio of earnings to fixed charges (Note 7). .         3.3                3.3
                                                  ========           ========